Exhibit 10.1

SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (“Agreement”) is entered into and made effective as of December 21, 2006 (the “Effective Date”), by and between Silicon Image, Inc. (“Silicon Image”), a Delaware corporation having its principal place of business at 1060 E. Arques Ave., Sunnyvale, CA 94085, for itself and its majority owned or controlled subsidiaries (collectively, “SIMG”), and Genesis Microchip Inc. (“Genesis”) a Delaware corporation with its principal place of business at 2150 Gold Street, Alviso, CA 95002, for itself and its majority owned or controlled subsidiaries (collectively, “GNSS”).

RECITALS

WHEREAS, Silicon Image filed suit against Genesis in the U.S. District Court for the Eastern District of Virginia (the “District Court”) in 2001 for alleged infringement of Silicon Image’s U.S. patent number 5,905,769, and subsequently added a claim for alleged infringement of Silicon Image’s U.S. patent number 5,974,464;

WHEREAS, Silicon Image and Genesis entered into a memorandum of understanding dated as of December 18, 2002 (the “MOU”);

WHEREAS, the parties have been involved in litigation regarding the MOU before the District Court and the U.S. Court of Appeals for the Federal Circuit;

WHEREAS, GNSS is currently selling, and wishes to continue to sell Royalty-Bearing Products (as defined below), for incorporation by its customers into personal computers, televisions and other products that use the DVI 1.0 and/or HDMI 1.x standards (as defined below);

WHEREAS, Silicon Image is one of the founders of the DVI 1.0 and HDMI 1.x standards, and wishes to promote the adoption of such standards;

WHEREAS, GNSS wishes to obtain, and SIMG is willing to grant to GNSS, the rights set forth in this Agreement subject to the terms and conditions of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1. Definitions.

1.1 “HDMI 1.x standard” means the HDMI Version 1.0 standard and/or its Minor Updates.

1.2 “Minor Update” has the same definition herein as the definition of “Minor Update” set forth in the High-Definition Multimedia Interface Specification Revision 1.1 Adopter Agreement signed by Genesis in July 2005.

1.3 “Royalty-Bearing Products” means all products designed by GNSS or sold or offered for sale by GNSS under a GNSS brand which implement the DVI Version 1.0 standard or the HDMI 1.x standard. For purposes of this Agreement, Royalty-Bearing

Products are either “Rx products” or “Tx products”. “Rx product” means a Royalty-Bearing Product that is an IC device capable of being used to receive and decode DVI or HDMI signals. “Tx product” means a Royalty-Bearing Product that is an IC device capable of being used to encode and transmit DVI or HDMI signals. Further, an Rx product is either “discrete” or “integrated”. An Rx product is “discrete” if the sole capability of that product is to receive pixel data over a DVI / HDMI signal link and output the same pixel data without alteration on a parallel signal link with separate signals for each bit of pixel data and each control signal. An Rx product is “integrated” if it is not a discrete Rx product as defined in the preceding sentence.

1.4 “SIMG Licensed Patents” means all patent claims owned by SIMG claiming entitlement to a priority date on or before September 1, 2006, and all reissues, reexaminations and foreign counterparts thereof.

1.5 (i) As used in this Agreement, a patent claim is “owned” by a party if the party either owns or otherwise has the right to assert the patent claim.

(ii) Notwithstanding anything to the contrary in this Agreement, HDMI Licensing, LLC, a subsidiary of Silicon Image that is the agent responsible for administering the licensing of the HDMI specifications, promoting and enforcing the HDMI standard, and providing education on the benefits of HDMI to retailers and consumers, shall not be considered to be a “majority owned or controlled subsidiary” of Silicon Image for the purposes of this Agreement. No licenses are granted hereunder by HDMI Licensing, LLC. Silicon Image represents and warrants that HDMI Licensing, LLC does not own any patents or patent applications, or have the right to assert any patents, and that HDMI Licensing, LLC will not own any patents or patent applications or have the right to assert any patents during the term of this Agreement. Without limiting the foregoing sentence, Silicon Image covenants for a period of three (3) years after the Effective Date that it shall not allow HDMI Licensing, LLC to assert patents in a manner that would be a breach of the covenant in Section 6.1 if such assertion were made directly by Silicon Image.

(iii) For avoidance of doubt, and without limiting the scope of any rights granted to GNSS in this Agreement, in the event SIMG offers to license a content protection, storage, or networking scheme, protocol or standard pursuant to a standard adopters agreement available to adopters on reasonable and nondiscriminatory terms, this Agreement shall not be deemed to make GNSS an “adopter” under any such adopters agreement unless GNSS executes such adopters agreement.

2. License Grants.

2.1 Subject to the terms and conditions of this Agreement, SIMG hereby grants GNSS a worldwide, nonexclusive license under the SIMG Licensed Patents to make, have made, use, offer for sale, sell and import Royalty-Bearing Products.

2.2 The license granted in Section 2.1 is non-sublicensable and non-assignable (except to an entity that gains majority ownership or control of GNSS to the extent set forth in Section 8).

2.3 SIMG represents and warrants that it owns the SIMG Licensed Patents and has the right to grant the license in Section 2.1, that fewer than ten (10) of the SIMG Licensed Patents are jointly owned, and that it has not assigned any patents or patent applications between December 18, 2002 and the Effective Date. Each party reserves all rights not expressly granted herein.

3. Payments.

GNSS previously has paid certain amounts in connection with the parties’ litigation and the MOU, including a transfer from the District Court escrow to Silicon Image in the amount set forth in Exhibit A, Section A.1 in or around May, 2006, and a direct payment by Genesis to Silicon Image in the amount set forth in Exhibit A, Section A.2 in or around July, 2006.

In addition, Genesis will pay Silicon Image, within seven (7) working days (i.e. excluding weekends and holidays) after the Effective Date, the following amounts:

(i) the amount set forth in Exhibit A, Section A.3; and

(ii) the amount set forth in Exhibit A, Section A.4.

In addition, within seven (7) working days after the Effective Date, Genesis will provide to SIMG a written statement in the form attached as Exhibit B, setting forth sales information, by quarter, for Royalty-Bearing Products sold by GNSS to third parties (“Sold,” and each such sale, “Sale”) from December 18, 2002 through September 30, 2006 (including without limitation the number of DVI integrated Rx products Sold since December 18, 2002, and including the number of units set forth in Exhibit A, Section A.5 of DVI integrated Rx products Sold after December 18, 2002, but excluding Royalty-Bearing Products excluded pursuant to Section 4.5).

4. Royalty Payments.

4.1 For all Royalty-Bearing Products Sold beginning on October 1, 2006 until the earlier of the expiration of this Agreement or the termination of this Agreement in accordance with its terms (other than (a) the number of units set forth in Exhibit A, Section A.5 of DVI integrated Rx products Sold after December 18, 2002 and (b) Royalty-Bearing Products excluded pursuant to Section 4.5), Genesis shall pay Silicon Image the per IC royalties set forth in Exhibit C.

4.2 The foregoing royalties are in addition to royalties payable by GNSS, if any, under its HDMI adopter agreement or any adopter agreement GNSS may execute for any other standard.

4.3 Units with DVI or HDMI circuitry that is not functional and cannot be made functional (i.e. as a result of not being bonded-out or as a result of other permanent and irreversible disablement, the IC is not capable of being used to receive and decode DVI or HDMI signals in the case of receiver circuitry, and the IC is not capable of being used to encode and transmit DVI or HDMI signals in the case of transmitter circuitry), will not be subject to payment of royalties under this Agreement. On a quarterly basis, GNSS shall provide Silicon Image with a written list identifying by part number any such GNSS products Sold containing DVI or HDMI circuitry that is not functional and cannot be made functional.

4.4 SIMG and GNSS acknowledge, in connection with the products described in this settlement proposal, the unusual technical difficulties in determining the use or non-use of particular patent claims, and the mutual convenience of computing royalties on defined classes of products without regard to actual use of patent claims. Accordingly, and in furtherance of their desire to resolve their present disputes and to avoid future disputes, the parties acknowledge that computing royalties on the products described herein, regardless of actual use of particular patent claims, provides a mutually convenient means for measuring the value of the licenses granted.

4.5 For avoidance of doubt and notwithstanding anything to the contrary, only a single royalty will be payable by GNSS directly to SIMG under this Agreement on a single unit of Royalty-Bearing Product. If multiple royalties would otherwise apply to a single unit of Royalty-Bearing Product under this Section 4, only the highest of the applicable royalties will apply. Royalties will not be due on Royalty-Bearing Products sold to third parties that have a royalty-bearing or fully paid up patent license with SIMG that covers the third party’s sale of products containing components from such third party’s suppliers that implement the DVI Version 1.0 standard or the HDMI 1.x standard, including without limitation (as of the Effective Date) Sony, Toshiba and Pace Micro Technology. In the event SIMG enters into additional such licenses in the future, Silicon Image shall promptly notify Genesis of the identity of the third party so that GNSS may adjust its calculations accordingly. (A license or non-assert relating to a specification or standard that is granted to a founder or adopter of the specification or standard pursuant to a form agreement available to founders or adopters on nondiscriminatory terms to implement the specification or standard (such as, for example and without limitation, the HDMI Specification Adopter Agreement or the Digital Visual Interface Specification Revision 1.0 Adopter’s Agreement) will not be deemed a “royalty-bearing or fully paid up patent license with SIMG” for purposes of the preceding sentences). In the event GNSS becomes licensed to SIMG Licensed Patents under a separate agreement with SIMG, whether by merger or acquisition or otherwise, and a Royalty-Bearing Product under this Agreement would also bear a royalty under that separate agreement absent this Section 4.5, then GNSS may pay only the higher of the two royalties under either this Agreement or that separate agreement for such Royalty-Bearing Product. For avoidance of doubt, and notwithstanding anything to the contrary, if GNSS acquires or develops a product line that incorporates a licensed core provided by SIMG or anyone authorized by SIMG to provide such licensed core pursuant to a royalty-bearing or fully paid-up core license agreement, then those products will continue to be governed solely by the core license agreement and not be covered by this Agreement.

4.6 Within forty-five (45) days after the end of each calendar quarter during the term of this Agreement, commencing with the quarter ending December 31, 2006, Genesis shall provide Silicon Image with a written statement in the form of Exhibit D setting forth the basis for the calculation of the amount payable by GNSS to SIMG under Section 4.1 of this Agreement for GNSS’s sales to third parties of Royalty-Bearing Products during the just-ended quarter, together with payment of such amount. GNSS shall pay interest on all overdue, undisputed amounts at the WSJ prime rate.

4.7 For purposes of computing and reporting royalties hereunder, royalties shall accrue only for Sales, which may be reduced to account for returns, exchanges, credits, and other similar adjustments or allowances.

5. Mutual Release.

5.1 Upon receipt by Silicon Image of the payments in Sections 3(i) and 3(ii) and the written report in Section 3, SIMG and GNSS hereby irrevocably release each other and their suppliers, manufacturers, licensees, distributors, resellers, customers, successors and assigns from all claims, causes of action and liability arising prior to the Effective Date: (i) relating to the MOU, (ii) which the releasing party had against the other party that relate to the litigation settled by the MOU and subsequent litigation over the interpretation of the MOU, (iii) arising out of or related to all claims and counterclaims that were asserted, or could have been asserted by the releasing party, in such litigations, or (iv) arising out of or related to infringement of any SIMG Licensed Patents by the manufacture, use, offer for sale, sale or importation of a Royalty-Bearing Product. However, the foregoing release shall not affect GNSS’s right to challenge, or assert, after the Effective Date, any claims, counterclaims or defenses with respect to the patents that SIMG asserted in the prior litigation, including noninfringement, invalidity or unenforceability; provided, that any such challenge or assertion by GNSS shall only be in response to an assertion or reasonable apprehension of assertion of such patents after the Effective Date against (a) GNSS, or (b) the use, manufacture, importation, offering for sale or sale of GNSS products (or products incorporating a GNSS product to the extent such assertion implicates a GNSS product) by GNSS’s direct or indirect suppliers, manufacturers, licensees, distributors, resellers or customers.

5.2 To the extent Section 1542 of the Civil Code of the State of California might otherwise apply to the release in Section 5.1, each of GNSS and SIMG waives any and all rights under Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with debtor.

6. Other Covenants.

6.1 GNSS and SIMG (each, the “Covenanting Party”) each covenants that it will not, for a period of three (3) years after the Effective Date, under any patent owned by the Covenanting Party, (a) sue or assert any infringement claim against the other party (collectively, the “Receiving Party”), or (b) in connection with a product imported, manufactured, offered for sale, used, sold or distributed by a Receiving Party, or in connection with the license of a Receiving Party’s core design to a third party by a Receiving Party, sue or assert any infringement claim against a Receiving Party’s suppliers, licensees of Receiving Party’s core designs, manufacturers, distributors, resellers or customers, whether direct or indirect.

6.2 If either party breaches the foregoing covenant, the non-breaching party will be entitled to reimbursement by the breaching party of reasonable attorneys fees, costs and expenses incurred to enforce this covenant, in addition to any other remedies available under law. The parties further agree that injunctive relief to enforce the covenants is an appropriate remedy for such breach.

7. Term and Termination.

7.1 This Agreement will commence on the Effective Date and expire on September 30, 2014, unless earlier terminated pursuant to Section 7.2.

7.2 This Agreement may be terminated on written notice by the nonbreaching party if the other party’s material breach remains uncured sixty (60) days after the breaching party’s receipt of written notice thereof from the nonbreaching party. However, any failure to make payment based on a genuine dispute will not give rise to SIMG’s right to terminate, subject to the following: In the event of a dispute over payment, GNSS shall continue to pay Silicon Image all amounts not in dispute, and either party may request a meeting between the chief executive officers of both parties to resolve such dispute. Within 30 days after receipt of such request, the parties’ chief executive officers shall meet and attempt to resolve the dispute in good faith. If the parties have not resolved such dispute within 30 days after such initial meeting, then GNSS shall deposit the amount in dispute into an escrow account pending final adjudication of the dispute through litigation or mutually agreed arbitration proceedings. Upon a final and binding resolution of the dispute in Silicon Image’s favor, the amount adjudged due to Silicon Image will be released to Silicon Image from the escrow account.

7.3 Genesis shall pay to Silicon Image all unpaid amounts payable by GNSS to SIMG under this Agreement within forty-five (45) days after the expiration or termination of this Agreement. Such payment shall be accompanied by a written statement in the form attached as Exhibit D setting forth the basis for calculation of such payment.

7.4 Sections 1, 2.3, 5, 6.2, 7.3, 7.4, 10, 11 and 12 will survive the termination or expiration of this Agreement. In addition, Section 9 will survive for three years after termination or expiration of this Agreement.

8. Effect of Change of Control.

8.1 After any acquisition or change of control of GNSS, (a) SIMG’s covenant not to sue in Section 6 above will continue only for the remainder of the term of the covenant and only with respect to patents owned by SIMG that are entitled to an earliest priority date before such acquisition or change of control of GNSS (such patent claims collectively, “Existing SIMG Patents”) and patent claims claiming priority from such Existing SIMG Patents, and (b) the license grants (and corresponding royalty and reporting obligations) in this Agreement will continue only for the remainder of the term of this Agreement; provided that, for both (a) and (b), such covenant not to sue and license grants by SIMG shall continue only with respect to (i) GNSS products that have been commercially produced and sold prior to the change of control date which the acquirer or entity resulting from such change of control or acquisition (as the case may be) sells after such acquisition or change of control, and any derivatives that have the same form, fit, function and process technology in all material respects which the acquirer or entity resulting from such GNSS change of control or acquisition (as the case may be) sells after such acquisition or change of control, and (ii) at the request of the acquirer or entity resulting from such GNSS acquisition or change of control (as the case may be) and SIMG’s discretion, which will not be unreasonably withheld or delayed after presentation of appropriate documentation, products introduced in the 120 days after the change of control date which were being developed solely by GNSS prior to the change of control date. For avoidance of doubt, the acquirer or entity resulting from such GNSS acquisition or change of control (as the case may be) shall continue to be bound by the covenant not to sue in Section 6 with respect to patents owned by GNSS before such acquisition or change of control and patent claims that claim priority to applications owned by GNSS before such acquisition or change of control, but not with respect to patents owned by the acquirer or merger partner before such acquisition or change of control, or patents owned by the acquirer or entity resulting from such GNSS acquisition or change of control (as the case may be) after such acquisition or change of control which do not claim priority to any application owned by GNSS before such acquisition or change of control.

8.2 After any acquisition or change of control of SIMG, GNSS’s covenant not to sue in Section 6 above will continue only for the remainder of the term of the covenant and only with respect to patents owned by GNSS that are entitled to an earliest priority date before such acquisition or change of control of SIMG (such patent claims collectively, “Existing GNSS Patents”) and patent claims claiming priority from such Existing GNSS Patents, and only with respect to (i) SIMG products that have been commercially produced and sold prior to the change of control date which the acquirer or entity resulting from such change of control or acquisition (as the case may be) sells after such acquisition or change of control, and any derivatives that have the same form, fit, function and process technology in all material respects which the acquirer or entity resulting from such SIMG change of control or acquisition (as the case may be) sells after such acquisition or change of control, and (ii) at the request of the acquirer or entity resulting from such SIMG acquisition or change of control (as the case may be) and GNSS’s discretion, which will not be unreasonably withheld or delayed after presentation of appropriate documentation, products introduced in the 120 days after the change of control date which were being developed solely by SIMG prior to the change of control date. For avoidance of doubt, the acquirer or entity resulting from such SIMG acquisition or change of control (as the case may be) shall continue to be bound by the covenant not to sue in Section 6 with respect to patents owned by SIMG before such acquisition or change of control and patent claims that claim priority to applications owned by SIMG before such acquisition or change of control, but not with respect to patents owned by the acquirer or merger partner before such acquisition or change of control, or patents owned by the acquirer or entity resulting from such SIMG acquisition or change of control (as the case may be) after such acquisition or change of control but which do not claim priority to any application owned by SIMG before such acquisition or change of control.

8.3 For avoidance of doubt, in the event of an acquisition or change of control of GNSS, the acquirer or entity resulting from such GNSS acquisition or change of control (as the case may be) will be bound by this Agreement, but subject to the limitations set forth in sections 8.1 and 8.2. For avoidance of doubt, in the event of an acquisition or change of control of SIMG, the acquirer or entity resulting from such SIMG acquisition or change of control (as the case may be) will be bound by this Agreement, but subject to the limitations set forth in sections 8.1 and 8.2.

8.4 For purposes of this Section 8, “control” means the power to direct or cause the direction of the management and policies of Genesis or Silicon Image (as applicable) (the “Subject Entity”), whether (a) by ownership of more than 50% of the Subject Entity’s then-outstanding voting securities, (b) by merger or consolidation of the Subject Entity with or into another entity where the holders of the Subject Entity’s capital stock immediately prior to such merger or consolidation do not hold more than 50% of the total voting power of the entity resulting from such merger or consolidation immediately after such merger or consolidation, or (c) by contract. For avoidance of doubt, the foregoing sentence is not intended to cover a change of the Subject Entity’s management personnel in and of itself that occurs apart from a change in control of the Subject Entity, or entry by the Subject Entity into licenses or other contracts in the ordinary course of business that do not involve a change in control of the Subject Entity.

9. Audit Rights.

During the term, Silicon Image will have the right to retain, at its expense, a reputable independent auditor (not Silicon Image’s then-current independent auditor), reasonably acceptable to GNSS, to conduct an audit of GNSS’s records relevant to the payment under Section 4.1 for Sales occurring on or after October 1, 2006 for the sole purpose of verifying the accuracy of royalty payments made under this Agreement, during GNSS’s regular business hours without undue interruption to GNSS business activities and upon no less than 30 days’ prior written notice. Such audits may occur no more than once every 12 months, and only the Sales occurring in the three-year period preceding the audit request will be subject to audit. The auditor must enter into GNSS’s standard confidentiality agreement and may only disclose to Silicon Image the presence and amount of underpayment or overpayment, if any. The auditor must provide GNSS with a copy of the auditor’s report no later than it is provided to Silicon Image. GNSS shall pay Silicon Image any amounts owing promptly, but in no event later than thirty (30) days after, notice thereof from Silicon Image;

provided however that any reasonably disputed portion thereof shall not bear interest during the period of such dispute. If an underpayment exceeds 10% of the correct amount due for the audited period, then GNSS shall pay the actual reasonable costs of the independent auditor for such audit of GNSS records, and SIMG shall have the right to conduct one supplemental audit within the twelve (12) month period following the initial audit, such supplemental audit to be in addition to the audit set forth above.

10. Confidentiality.

SIMG shall keep confidential all reports (and their contents) provided by GNSS; limit access to such reports to Silicon Image’s employees who have a reasonable need to know for verifying payments made under this Agreement, subject to such employees being bound to appropriate confidentiality obligations in writing; and use such information only to verify the payments made hereunder. Silicon Image may disclose such reports (a) to the extent such disclosure is required by law, applicable governmental regulations, governmental entity, regulatory entity or court order; provided that Silicon Image shall disclose only to the extent necessary to comply with such requirements, and shall provide GNSS with timely written notice, prior to any disclosure, sufficient to permit GNSS to oppose the disclosure or to secure confidential treatment prior to such disclosure, and (b) to Silicon Image’s financial advisors and to its legal advisors, under a nondisclosure agreement (“NDA”) or applicable contractual or ethical duties and obligations of confidentiality. Neither party may disclose the dollar amounts, unit volumes, royalty rates or schedules in Exhibit A, Exhibit B or Exhibit C of this Agreement to third parties without the prior written consent of the other party, except as follows: (i) to the extent such disclosure is required by law, applicable governmental regulations, governmental entity, regulatory entity or court order; provided that the party seeking such disclosure shall disclose only to the extent necessary to comply with such requirements (both parties expressly acknowledge and agree that each party may file this Agreement with the United States Securities and Exchange Commission (“SEC”) and request confidential treatment from the SEC as the filing party deems necessary, and that such disclosure will not constitute a breach of this Section 10, notwithstanding the outcome of any request for confidential treatment by the filing party), (ii) to the extent a party deems necessary in disclosing the financial impact of this Agreement on its quarterly and annual financial results, including in press releases announcing such financial results and/or the entry into this Agreement, (iii) to its financial advisors and to its legal advisors, under NDA or applicable ethical duties and obligations of confidentiality, and (iv) under an NDA, to investors, potential acquirers, merger partners or entities that may be acquired by the disclosing party.

11. LIMITATION OF LIABILITY

NOTWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER GNSS NOR ITS RESPECTIVE EMPLOYEES, AGENTS, OFFICERS AND/OR DIRECTORS SHALL BE LIABLE TO SIMG FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS AND LOST BUSINESS), ARISING FROM A BREACH OF SECTION 3, 4, 7.2, 7.3, 9 OR 12.5. THE FOREGOING LIMITATION SHALL APPLY EVEN IF SUCH DAMAGES ARE FORESEEABLE AND EVEN IF THE REMEDIES PROVIDED HEREIN FAIL OF THEIR ESSENTIAL PURPOSE.

12. General Provisions.

12.1 Representation by Counsel. GNSS and SIMG each acknowledges that it has had the opportunity to consult with counsel of its choosing, that it has had the opportunity to have this Agreement fully explained to it by its own counsel and that it is fully aware of its contents and of its legal effect.

12.2 Governing Law. The laws of the State of California (excluding conflicts of laws provisions) shall govern the performance and interpretation of this Agreement.

12.3 Venue. All disputes arising from or related to this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts in Santa Clara County, California, and GNSS and SIMG hereby consent to the jurisdiction of the aforementioned courts for any disputes arising from or related to this Agreement.

12.4 Entire Agreement. This Agreement constitutes the entire agreement between SIMG and GNSS pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between GNSS and SIMG regarding the subject matter hereof (including without limitation the MOU, which shall be of no further force or effect). No modification, waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by Genesis and Silicon Image.

12.5 Notice and Payment. Any notice required or permitted to be given under this Agreement may be delivered to the Chief Executive Officer of the addressee thereof personally, sent by U.S. Mail by certified or registered mail, or sent by tracked overnight delivery by a nationally recognized courier service, at the address set forth above. Such notice will be deemed effective upon delivery at the specified address. A U.S. Postal Service return receipt or the tracking records of a nationally recognized courier service shall be satisfactory evidence of delivery. Upon written notice, either party may change its address for receipt of notices hereunder. Payments to Silicon Image under Sections 3 and 4 will be made by wire transfer to an account designated by Silicon Image.

12.6 Counterparts, Copies. This Agreement may be executed in counterparts. A true and correct photocopy of the fully executed Agreement shall be treated the same as and have the same legal significance as the Agreement bearing the original signatures.

12.7 Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that the remaining provisions of the Agreement shall nevertheless continue in full force, without being impaired or invalidated in any way.

12.8 No Waiver. The failure of either party to enforce at any time a provision of this Agreement shall in no way constitute a waiver of such provision.

12.9 Construction. GNSS and SIMG each expressly declares that it participated in the negotiation of this Agreement, and that therefore no ambiguities in this Agreement may be resolved in favor of one party because the other party is the drafter of this Agreement.

12.10 Attorneys Fees. If either party breaches this Agreement, the non-breaching party will be entitled to reimbursement by the breaching party of reasonable attorneys fees, costs and expenses incurred to enforce this Agreement, in addition to any other remedies available under law.

12.11 Independence. GNSS and SIMG are independent companies and are not partners or joint venturers with each other.

12.12 Subsidiaries. With respect to subsidiaries, the term “control” means the possession of the power to direct or cause the direction of the management and policies of the subsidiary, whether through ownership of more than 50% of subsidiary’s then-outstanding voting securities or by contract. Except as set forth in this Agreement, current and future majority owned or controlled subsidiaries of a party will be covered by this Agreement, but only so long as such majority ownership or control exists. For avoidance of doubt, SIMG Licensed Patents will remain licensed under this Agreement notwithstanding any subsequent change in ownership or control of any SIMG majority owned or controlled subsidiary. Silicon Image represents and warrants that, as of the Effective Date, it is not a majority owned subsidiary of any other entity. Genesis represents and warrants that, as of the Effective Date, it is not a majority owned subsidiary of any other entity.

IN WITNESS WHEREOF, GNSS and SIMG has each caused this Agreement to be executed by a duly authorized representative.

SILICON IMAGE, INC., on behalf of itself and its majority owned or controlled subsidiaries		GENESIS MICROCHIP INC., on behalf of itself and its majority owned or controlled subsidiaries

By:	/s/ Steve Tirado	By:	/s/ Elias Antoun
Print Name:	Steve Tirado	Print Name:	Elias Antoun
Title:	CEO	Title:	CEO